As filed with the Securities and
                    Exchange Commission on September 5, 1996
                           File No. _________________

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                   ----------
                                    FORM S-8
                                   ----------


                             Registration Statement
                                    Under the
                             Securities Act of 1933

                                  NEMDACO, INC.
             (Exact Name of Registrant as Specified in its Charter)


     Colorado                      0-19064                       84-1027731
- -------------------------------------------------------------------------------
(State of incorporation)      (Commission File No.)       (IRS  Employer ID No.)



            1801 Avenue of the Stars, 6th Floor, Los Angeles, CA 90067
          ------------------------------------------------------------
              (Address of principal executive offices) ( Zip Code)

                1996 Employee/Consultant Stock Compensation Plan
                ------------------------------------------------
                              (Full Title of Plan)

                Gary Larkin, 1801 Avenue of the Stars, 6th Floor
                              Los Angeles, CA 90067
                ------------------------------------------------
                     (Name and Address of agent for service)


        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following line: X

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                Proposed(2)     Proposed(2)
- --------------------------------------------------------------------------------
Title of(1)(4)                  Maximum         Maximum
- --------------------------------------------------------------------------------
Securities        Amount        Offering        Aggregate        Amount of
- --------------------------------------------------------------------------------
to be             to be         Price           Offering         Registration
- --------------------------------------------------------------------------------
Registered        Registered    Per Share       Price            Fee (3)
- --------------------------------------------------------------------------------
Common Stock      1,000,000     $.14            $140,000         $100.00
================================================================================

(1) The securities registered hereunder are shares of the registrant's common stock, $.01 par value.

(2)      Estimated for purpose of calculating the registration fee.

(3) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, and based upon the average of the bid and ask prices per share of the Registrant's Common Stock on a date within five (5) days prior to the date of filing of this Registration Statement, as quoted on Nasdaq Bulletin Board.

(4) Shares of the registrant's common stock subject to award to employees and consultants under the registrant's 1996 Employee/Consultant Stock Compensation Plan.


ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents are following by reference into the registration statement:

(a) -1. The Company's Annual Report on Form 10-K for the year ended April 30, 1995, and Form 10-QSB for period ended July 31, 1995, Form 10-QSB for period ended October 31, 1995 and Form 10-QSB for period ended January 31, 1996 and all other reports filed pursuant to section 13(a) or 15(d) since the end of the year covered by above annual report.

(a) -2.   The Company's Registration Statement on Form 8-A File No.
          0-19064.

(a) -3. The Company's Form 8-K for February 16, 1995 and February 22, 1995, and Form 8-K for September 5, 1996.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities covered hereby then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Registration Statement.

The description of the Company's common stock which is contained in the Company's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES.

Securities are registered under Section 12 of the Exchange Act.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

The validity of the issuance of the securities registered pursuant to this registration statement is being passed upon for the Company by Michael A. Littman, Attorney at Law, 10200 W. 44th Ave., #400, Wheat Ridge, CO 80033. Mr. Littman owns 50,000 shares of NEMDACO, Inc. constituting less than .1% of the outstanding shares.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Colorado Business Corporation Act of Colorado (the "Act") provides that a corporation may indemnify a director or officer of the corporation and to purchase and maintain liability insurance for those persons as, and to the extent permitted by the Act.

The Company's By-Laws limit directors' liability for monetary damages for breaches of their duties of care owed the Company to the fullest extent permitted by Colorado law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Does not apply.

ITEM 8. EXHIBITS.

5.1 Opinion of Michael A. Littman, Esq. regarding the legality of the securities being offered hereby.

10.1      1996 Employee and Consultant Compensation Plan

24.1      Co   nsent of Gelfond Hochstadt Pangburn & Company

24.2      Consent of Michael A. Littman, Esq. (contained in Exhibit 5.1)

ITEM 9.  UNDERTAKINGS.

The undersigned hereby undertakes:

(1) (a) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial benefit offering thereof.

(2) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

(3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial benefit offering thereof.

(4) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such labilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on the 5th day of September, 1996.

     NEMDACO, Inc.


     By:_______________________________
         President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
     Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                     Title                                Date


     _____________________         President & Director               _________


     _____________________         Secretary & Director               _________



     _____________________         Vice-President & Director          _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549







                           --------------------------



                                    EXHIBITS



                                       TO


                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                           ---------------------------



                                  NEMDACO, INC.

                                  EXHIBIT INDEX



Exhibit
Number                                                                Page



5.1      Opinion of Michael A. Littman, Esq. regarding
         the legality of the securities being offered
         hereby.                                                         9

10.1     1996 Employee and Consultant Compensation Plan                 11

24.1     Consent of Gelfond Hochstadt Pangburn & Company.               17

24.2     Consent of Michael A. Littman, Esq.
         (contained in Exhibit 5.1)                                     19

                              EXHIBIT 5.1

                                                 September 5, 1996




NEMDACO, Inc.
1801 Avenue of the Stars, 6th Floor
Los Angeles, CA  90067

Re: S-8 for NEMDACO, Inc.

Gentlemen:

    At your request, I have examined the form of Registration Statement No., ______________ which you are filing with the Securities and Exchange Commission, on Form S-8 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of your Common Stock (the "Stock") issuable pursuant to the 1996 Employee Compensation Plan. (the "Plan").

    In rendering the following opinion, I have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and not others:

    1. Certificate of Incorporation of the Company, as amended to date;

    2.  Bylaws of the Company, as amended to date;

    3. Certified Resolutions adopted by the Board of Directors of the Company authorizing the Plan and the issuance of the Stock.

    4.  The Registration Statements.

    5.  The Form of Plan.

    I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy of accuracy of such documents and records.

    Based on the foregoing, it is my opinion that the Stock to be issued under the Plan, subject to effectiveness of the Registration Statement and compliance with applicable blue sky laws, and execution of the Plan in the form referred to herein, when issued under the Plan, will by duly and validly authorized, fully paid and non-assessable.

    I express no opinion as to compliance with the securities or "blue sky" laws of any state in which the Stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the Stock.

    I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the Stock described in the Registration Statement in connection with the offering described therein. Other than as provided in the preceding sentence, this opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) covers only matters of Colorado and federal law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

    By giving you this opinion and consent, I do not admit that I am a expert with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

    The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.


                                          Sincerely,



                                          Michael A. Littman

                                  EXHIBIT 10.1

             1996 EMPLOYEE AND CONSULTANTS STOCK COMPENSATION PLAN

                                  NEMDACO, INC.



1.       Purpose of the Plan.

         This Employee and Consultants Stock Compensation Plan is intended to further the growth and advance the best interest of NEMDACO, Inc., a Colorado corporation (the "Company"), and Affiliated Corporations, by supporting and increasing the Company's ability to attract, retain and compensate persons of experience and ability and whose services are considered valuable, to encourage the sense of proprietorship in such persons, and to stimulate the active interest of such persons in the development and success of the Company and Affiliate Corporations. This Plan provides for stock compensation through the award of the Company's Common Stock, as a bonus or in lieu of cash compensation for services rendered.

2.       Definitions.

         Whenever used in this Plan, except where the context might clearly indicate otherwise, the following terms shall have the meanings set forth in this section:

         a.       "Act" means the U.S. Securities Act of 1933, as amended.

         b.       "Affiliated Corporation" means any Parent or Subsidiary.

         c. "Award" means any grant of Common Stock made under this Plan, as a bonus, or in lieu of cash compensation for services rendered.

         d. "Board of Directors" means the Board of Directors of the Company.

         e. "Code" means the Internal Revenue Code of 1986, as amended.

         f. "Common Stock" or "Common Shares" means the common stock, $.01 par value per share, of the Company, or in the event that the outstanding Common Shares are hereafter changed into or exchanged for different shares of securities of the Company, such other shares or securities.

         g. "Date of Grant" means the day the Board of Directors authorizes the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

         h. "Employee" means any person or entity that renders bona fide services to the Company, including, without limitation, (i) a person employed by the Company or an

                  Affiliate Corporation in a key capacity; (ii) an officer or director of the Company or an Affiliate Corporation; (iii) a person or company engaged by the Company or an Affiliate Corporation as a consultant or advisor; or (iv) a lawyer, law firm, accountant or accounting firm, engaged by the Company or an Affiliate Corporation.

         i. "Parent" means any corporation owning 50% or more of the total combined voting stock of all classes of the Company or of another corporation qualifying as a Parent within this definition.

         j. "Participant" means an Employee or consultant to whom an Award of Plan Shares has been made.

         k. "Plan Shares" means shares of Common Stock from time to time subject to this Plan.

         l. "Subsidiary" means a corporation more than 50% of whose total combined capital stock of all classes is held by the Company or by another corporation qualifying as a Subsidiary within this definition.

3.       Effective Date of the Plan.

         The effective date of this Plan is May 30, 1996. No Plan Shares hereunder may be issued after November 31, 1999.

4.       Administration of the Plan.

         The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan, Subject to the express provisions of this Plan, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determination of those eligible to receive Plan Shares shall rest in the sole discretion of the Board of Directors, subject to the provisions of this Plan. The Board of Directors may correct any defect, supply any omission or reconcile any inconsistency in this Plan in such manner and to such extent it shall deem necessary to carry it into effect. Any decision made, or action taken, by the Board of Directors arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive. The Board of Directors may appoint a compensation committee from among the members of the full Board of Directors to administer this Plan.

5.       Stock Subject to the Plan.

         The maximum number of Plan Shares as to which Awards may be granted under this Plan is 1,000,000 shares.

6.       Persons Eligible to Receive Awards.

         Awards may be granted only to Employees as defined in 2(h) above.

7.       Grants of Awards.

         Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employees Awards are to be granted, and the number of Plan Shares to be Awarded to each Employee. No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution with the meaning of the Act or the rules and regulations promulgated thereunder.

8.       Delivery of Stock Certificates.

         As promptly as practicable after authorizing the grant of an Award, the Company shall deliver to the person who is the recipient of the award, a certificate or certificates registered in that person's name, representing the number of Plan Shares that were granted. Unless the Plan Shares have been registered under the Act, each certificate evidencing Plan Shares shall bear a legend to indicate that such shares represented by the certificate were issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

9.       Assignability.

         No Award of Plan Shares may be assigned. Plan Shares may be assigned after such shares have been delivered, only in accordance with law and any transfer restrictions imposed at the time of Award.

10.      Employment.

         Nothing in this Plan or in the grant of an Award shall confer upon any Employee the right to continue in the employ of the Company or Affiliated Corporation nor shall it interfere with or restrict in any way the lawful rights of the Company or any Affiliated Corporation to discharge any Employee at any time for any reason whatsoever, with or without cause.

11.      Laws and Regulations.

         The obligation of the Company to sell and deliver Plan Shares on the grant of an Award under this Plan shall be subject to the condition that the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

12.      Withholding of Taxes.

         If subject to withholding tax, the Company or any Affiliated Corporation may require that the Employee concurrently pay to the Company the entire amount or a portion of any taxes which the Company or Affiliated Corporation is required to withhold by reason of granting an Award, in such amount as the Company or Affiliated Corporation in its discretion may determine. In lieu of part or all of any such payment, the Employee may elect to have the Company or Affiliated Corporation withhold from the Plan Shares issued hereunder a sufficient number of shares to satisfy withholding obligations. If the Company or Affiliated Corporation becomes required to pay withholding taxes to any federal, state or other taxing authority as a result of the granting of an Award, and the Employee fails to provide the Company or Affiliated Corporation with the funds with which to pay that withholding tax, the Company or Affiliated Corporation may withhold up to 50% of each payment of salary or bonus to the Employee (which will be in addition to any required or permitted withholding), until the Company or Affiliated Corporation has been reimbursed for the entire withholding tax it was required to pay in respect of issuance of any Plan Shares.

13.      Reservation of Shares.

         The stock subject to this Plan shall, at all times, consist of authorized but unissued shares of Common Stock reacquired or held by the Company equal to the maximum number of shares the Company may be required to issue on the grant of Awards under this Plan, and such number of Common Shares hereby is reserved for such purpose. The Board of Directors may decrease the number of shares subject to this Plan, but not increase such number, except as a consequence of a stock split or other reorganization or recapitalization affecting all Common Shares.

14.      Amendment and Termination of the Plan.

         The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date. Otherwise, this Plan shall terminate on the earlier of the terminal date stated in Section 3 of this Plan or the date when all Plan Shares have been issued. The Board of Directors shall have absolute discretion to amend this Plan, subject to any limitations expressly set forth herein.

15.      Delivery of Plan.

         A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any of participation, prior to an Award of Plan
Shares.

16.      Liability.

         No member of the Board of Directors, any committee of directors, or officers, employees or agents of the Company or any Affiliated Corporation shall be personally liable for any action, omission or determination made in good faith in connection with this Plan.

17.      Miscellaneous Provisions.

         The place of administration of the Plan shall be in the State of Colorado, and the validity, construction, interpretation and effect of this Plan and of its rules, regulations and rights relating to it, shall be determined solely in accordance with the laws of such state.

         Without amending this Plan, the Board of Directors may issue Plan Shares to employees of the Company who are foreign nationals or employed outside the United States, or both, on such terms and conditions different form those specified in this Plan but consistent with the purpose of this Plan, as it deems necessary and desirable to create equitable opportunities given differences in tax laws in other countries.

         All expenses of administering this Plan and issuing Plan Shares shall be borne by the Company.

         By signature below, the undersigned officers of the Company hereby certify that the foregoing is a true and correct copy of the 1996 Employee and Consultant Stock Compensation Plan of the
Company.

         Dated:  May 30, 1996.

                                           NEMDACO, INC.


                                           BY:
                                               President
Attest:

By:_______________________________
         Secretary

                                  EXHIBIT 24.1

              CONSENT FOR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                                  NEMDACO, INC.



         We consent to the use in the Form S-8, Registration Statement Under the Securities Act of 1933, of NEMDACO, Inc. of our report Incorporated by Reference, of the financial statements of NEMDACO, Inc. and Subsidiaries as of April 30, 1995, accompanying the financial statements contained in the Form 10-K for the period then ended April 30, 1995, and to the use of our name and the statements with respect to us as appearing under the heading "Exhibits" in the Form S-8.









Dated: _________________________

                                                   EXHIBIT 24.2

                                                      CONSENT



         I hereby consent to the use in the Form S-8 of NEMDACO, Inc., under the Securities Act of 1933, of my opinion letter dated September 5, 1996.




                                                       Michael A. Littman
                                                       Attorney at Law
                                                       September 5, 1996